Exhibit 99

                              Contact:  Robert J. Dickson, Treasurer
                              (610) 208-2165



IMMEDIATE RELEASE


                CARPENTER FILES WITH SEC FOR SALE
               OF $198,000,000 OF MEDIUM-TERM NOTES


     Reading, PA (April 1, 1998) -- Carpenter Technology Corporation (NYSE:CRS) announced today that it intends to issue $198,000,000 of medium-term notes agented by J.P. Morgan & Co. and Credit Suisse First Boston Corporation. The medium-term notes are expected to have maturities ranging from 5 to 20 years. The company intends to use the proceeds from this offering to reduce its outstanding short-term borrowings, which were incurred principally to finance the acquisition of Talley Industries, Inc. ("Talley").
     Carpenter completed the acquisition of Talley on February 19, 1998. Carpenter manufactures and distributes stainless steel, titanium, specialty alloys and various engineered products.

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